Argan, Inc. Reports Second Quarter Results

September 9, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its second quarter ended July 31, 2020. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	July 31,
	2020	2019	Change
For the Quarter Ended:
Revenues	$87,492	$63,059	$24,433
Gross profit	15,630	2,965	12,665
Gross margin %	17.9%	4.7%	13.2%
Net income attributable to the stockholders of the Company	$5,609	$1,154	$4,455
Diluted per share	0.36	0.07	0.29
Cash dividends per share (1)	1.25	0.25	1.00

	July 31,	January 31,
	2020	2020	Change
As of:
Cash, cash equivalents and short-term investments	$407,628	$327,862	$79,766
Net liquidity (2)	270,021	277,721	(7,700)
RUPO (3)	694,084	781,400	(87,316)
Project backlog	1,246,000	1,334,000	(88,000)

(1)	Quarter ended July 31, 2020 includes a special cash dividend of $1.00 per share.
(2)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(3)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the unrecognized amount of transaction price for active contracts with customers, which is a subset of project backlog.

Consolidated revenues for the quarter ended July 31, 2020 were $87.5 million, which represented an increase of $24.4 million, or 39%, from consolidated revenues of $63.1 million reported for the three months ended July 31, 2019. The increase was primarily due to increasing revenues at Gemma Power Systems (“GPS”) associated with the construction of the Guernsey Power Station, partially offset by the Company’s businesses being adversely impacted, to a declining degree, by continuing difficulties presented by the COVID-19 outbreak.

Atlantic Projects Company (“APC”), entered into a second amendment to its loss subcontract, effective June 1, 2020 (the “TeesREP Project”). The second amendment, which includes various terms and conditions, represents a global settlement of past commercial differences with both parties making significant concessions, and converts the invoicing to time-and-materials for the remaining work. For the three months ended July 31, 2020, consolidated gross profit was positively impacted by a net $2.3 million favorable adjustment related to the TeesREP Project. Overall, consolidated gross profit for the three months ended July 31, 2020 was $15.6 million, or 17.9% of the corresponding consolidated revenues.

With results reflecting primarily the factors identified above, the consolidated net income attributable to Argan’s stockholders was $5.6 million, or $0.36 per diluted share, for the three months ended July 31, 2020. The Company paid its regular quarterly cash dividend of $0.25 per share and a special dividend of $1.00 per share to its shareholders on July 31, 2020.

As of July 31, 2020, cash, cash equivalents and short-term investments totaled $408 million and net liquidity was $270 million; plus the Company had no debt. The Company’s consolidated amount of RUPO, which represents an accounting value for active work that is a subset of project backlog, was approximately $0.7 billion as of July 31, 2020.

The aggregate amount of the rated power represented by the natural gas-fired power plants for which GPS has signed EPC contracts, including certain plants that will have the ability to use green hydrogen as a fuel, is approximately 7.3 gigawatts with an aggregate contract value in excess of $3.0 billion. For those contracts not already included in project backlog, the Company anticipates adding them closer to their respective expected start dates when the projects complete key development milestones and obtain financing commitments. For all projects, the start date for construction is primarily controlled by the project owners.

Management Comment

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We are pleased with the continued strong performance of our employees during this COVID-19 pandemic which has been difficult for all of us. Our talented employees’ ability to adapt and adjust to the situation is clearly demonstrated in our improved financial performance, especially the increasing activities at Guernsey executed by our GPS team. The TeesREP Project has been a long and costly project for us, but we are pleased to have resolved our differences with the customer and look forward to completing the project this year, which is over 90% complete. We have over $3.0 billion in signed EPC contracts for power plant projects, and while many factors are out of our control, we are optimistic that we will receive the construction go ahead on several of these new projects over the next three to nine months. In recognition of our significant liquidity, improving revenues, sustained profitability and a substantial pipeline of future project work, the Board of Directors declared a special dividend of $1.00 during the quarter and authorized the establishment of a $25.0 million share repurchase program. We appreciate our loyal shareholders and extend our sincere wishes for safety during these challenging times.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and the Company’s future financial performance is subject to risks and uncertainties including but not limited to its ability to mitigate losses related to APC’s loss subcontract, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on the Company’s businesses. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in the Company’s SEC filings. In addition, reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2020	2019	2020	2019
REVENUES	$87,492	$63,059	$147,640	$112,603
Cost of revenues	71,862	60,094	128,001	130,664
GROSS PROFIT (LOSS)	15,630	2,965	19,639	(18,061)
Selling, general and administrative expenses	9,085	10,038	19,429	19,626
Impairment loss	—	—	—	2,072
INCOME (LOSS) FROM OPERATIONS	6,545	(7,073)	210	(39,759)
Other income, net	451	1,642	1,539	3,894
INCOME (LOSS) BEFORE INCOME TAXES	6,996	(5,431)	1,749	(35,865)
Income tax (expense) benefit	(1,397)	6,411	3,057	6,932
NET INCOME (LOSS)	5,599	980	4,806	(28,933)
Net loss attributable to non-controlling interests	(10)	(174)	(40)	(287)
NET INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	5,609	1,154	4,846	(28,646)

Foreign currency translation adjustments	(83)	(6)	(329)	(1,060)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$5,526	$1,148	$4,517	$(29,706)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.36	$0.07	$0.31	$(1.84)
Diluted	$0.36	$0.07	$0.31	$(1.84)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,653	15,633	15,648	15,608
Diluted	15,788	15,757	15,767	15,608

CASH DIVIDENDS PER SHARE	$1.25	$0.25	$1.50	$0.50

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	January 31,
	2020	2020 (1)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$382,424	$167,363
Short-term investments	25,204	160,499
Accounts receivable, net	29,660	37,192
Contract assets	26,523	33,379
Other current assets	39,645	23,322
TOTAL CURRENT ASSETS	503,456	421,755
Property, plant and equipment, net	21,692	22,539
Goodwill	27,943	27,943
Other purchased intangible assets, net	4,550	5,001
Deferred taxes	—	7,894
Right-of-use and other assets	3,466	2,408
TOTAL ASSETS	$561,107	$487,540

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$41,242	$35,442
Accrued expenses	36,185	35,907
Contract liabilities	156,008	72,685
TOTAL CURRENT LIABILITIES	233,435	144,034
Deferred taxes	642	—
Other noncurrent liabilities	2,883	2,476
TOTAL LIABILITIES	236,960	146,510

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,673,202 and 15,638,202 shares issued at July 31 and January 31, 2020, respectively; 15,669,969 and 15,634,969 shares outstanding at July 31 and January 31, 2020, respectively	2,351	2,346
Additional paid-in capital	150,847	148,713
Retained earnings	170,653	189,306
Accumulated other comprehensive loss	(1,445)	(1,116)
TOTAL STOCKHOLDERS’ EQUITY	322,406	339,249
Non-controlling interests	1,741	1,781
TOTAL EQUITY	324,147	341,030
TOTAL LIABILITIES AND EQUITY	$561,107	$487,540

(1)	Amounts derived from audited consolidated financial statements.